As filed with the Securities and Exchange Commission on December 22, 2021

Registration No. 333-256530

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

SEVEN HILLS REALTY TRUST

(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	20-4649929 (IRS Employer Identification No.)
Two Newton Place, 255 Washington Street, Suite 300 Newton, Massachusetts 02458-1634 (Address of Principal Executive Offices) (Zip Code)
Amended and Restated Seven Hills Realty Trust 2021 Equity Compensation Plan (Full Title of the Plan)

G. Douglas Lanois

Chief Financial Officer and Treasurer

Seven Hills Realty Trust

Two Newton Place

255 Washington Street, Suite 300

Newton, MA 02458-1634

(617) 332-9530

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to: Faiz Ahmad, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 920 North King Street Wilmington, Delaware 19801 (302) 651-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement No. 333-256530 (the “Registration Statement”) does not reflect any increase in the number of shares issuable pursuant to the Amended and Restated Seven Hills Realty Trust 2021 Equity Compensation Plan (the “Plan”). This Amendment is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by Seven Hills Realty Trust, a Maryland real estate investment trust (formerly known as RMR Mortgage Trust, and referred to herein as the “MD REIT” or the “Registrant”), as the successor registrant to Seven Hills Realty Trust, a Maryland statutory trust. Effective at 4:01 p.m. (Eastern Time) on December 22, 2021 (the “Effective Time”), the MD REIT converted from a Maryland statutory trust to a Maryland real estate investment trust (the “Conversion”).

The Registrant expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For the purposes of this Amendment and the Registration Statement, as of any time prior to the Conversion, references to “Registrant,” “Company,” “we,” “us,” “our” and similar terms mean Seven Hills Realty Trust, the Maryland statutory trust, and its consolidated subsidiaries and, as of any time at and after the Conversion, Seven Hills Realty Trust, the Maryland real estate investment trust, and its consolidated subsidiaries.

The prospectus contained in the Registration Statement incorporates by reference all documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the Registration Statement and will incorporate by reference all documents filed by the Registrant under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this Amendment. The prospectus contained in the Registration Statement, as well as all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective time of the Conversion and incorporated by reference in the Registration Statement, will not reflect the change in our name, type of legal entity or capital stock, among other things. With respect to such information, or any other information contained or incorporated by reference in the Registration Statement that is modified by information subsequently incorporated by reference in the Registration Statement, the statement or information previously contained or incorporated in the Registration Statement shall also be deemed modified or superseded in the same manner.

The rights of holders of the Registrant’s Common Shares are now governed by the Registrant’s Declaration of Trust, the Registrant’s Bylaws and the Maryland General Corporation Law, each of which is described in Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A.

The Registration Statement shall remain unchanged in all other respects. Accordingly, this Amendment consists only of this explanatory note and revised versions of the following parts of the Form S-8: Part I, Part II, the signatures, the exhibit index and the exhibits filed in connection with this Amendment.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

(a)             The Registrant’s Final Prospectus filed with the Commission on July 26, 2021 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-4, as amended (File No. 333-259951), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed and the unaudited financial statements for the Registrant’s fiscal quarter ending March 31, 2021.

(b)             The Registrant’s Quarterly Report on Form 10-Q for the quarter ended for the quarter ended September 30, 2021, dated November 2, 2021; for the quarter ended June 30, 2021, dated August 3, 2021; and for the quarter ended March 31, 2021, dated May 7, 2021;

(c)              The Registrant’s Current Reports on Form 8-K, filed with the SEC on October 4, 2021, September 20, 2021, September 7, 2021, August 27, 2021, May 28, 2021, April 27, 2021, March 24, 2021, February 22, 2021 and January 6, 2021; and

(d)              The description of the common shares, par value $0.001 per share, of the Registrant contained in Amendment No. 1 to the Registrant's Registration Statement on Form 8-A, dated December 22, 2021.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Maryland law applicable to real estate investment trusts (the “Maryland REIT Law”), permits a real estate investment trust (“REIT”), formed under Maryland law to include in its declaration of trust a provision limiting the liability of its trustees and officers to the REIT and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated.  The Registrant’s declaration of trust contains a provision which eliminates the liability of the members of the Registrant’s board of trustees (collectively, the “Board of Trustees” and each, a “Trustee”) and officers to the maximum extent permitted by the Maryland REIT Law.

The Maryland REIT Law also permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law, (the “MGCL”), for directors and officers of Maryland corporations.  The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those capacities.  However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a Maryland corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received.  A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.  However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses.  The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of the following:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

The Registrant’s declaration of trust requires the Registrant to indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any present or former Trustee or officer of the Registrant, and any individual who, while a present or former Trustee or officer of the Registrant and, at the Registrant’s request, serves or has served as a trustee, director, officer, partner, manager, employee or agent of another REIT, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her present or former service in that capacity.  Except with respect to proceedings to enforce rights to indemnification, the Registrant is required to indemnify a Trustee or officer as described in this paragraph in connection with a proceeding initiated by him or her against the Registrant only if such proceeding was authorized by the Board of Trustees.  Under the Registrant’s declaration of trust, the Registrant is also required to advance expenses to a Trustee or officer, without a preliminary determination of ultimate entitlement to indemnification as provided above for a Maryland corporation.  The Registrant’s declaration of trust also permits us, with the approval of the Board of Trustees, to obligate ourselves to indemnify and advance expenses to certain other persons, including, for example, the Registrant’s manager and its affiliates (including The RMR Group Inc. (“RMR”) and its consolidated subsidiaries) and any present or former employee, manager or agent of us, our subsidiaries or its manager or our or their affiliates (including RMR).

The Registrant also entered into indemnification agreements with its directors and officers providing for rights to and procedures for indemnification by the Registrant to the maximum extent permitted by Maryland law and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from service to the Registrant.

The Registrant currently maintains an insurance policy on behalf of its directors and officers against any liability asserted against them or which they incur acting in such capacity or arising out of their status as directors or officers.

Item 7.	Exemptions from Registration Claims.

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description
2.1	Plan of Conversion (incorporated herein by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed on December 22, 2021).
2.2	Articles of Conversion to a Real Estate Investment Trust of Seven Hills Realty Trust (incorporated herein by reference to Exhibit 2.2 of the Company’s Current Report on Form 8-K filed on December 22, 2021).
3.1	Declaration of Trust of Seven Hills Realty Trust (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on December 22, 2021).
3.2	Bylaws of Seven Hills Realty Trust (incorporated herein by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on December 22, 2021).
5.1	Opinion of Saul Ewing Arnstein & Lehr LLP.
23.1	Consent of RSM US LLP.
23.2	Consent of Saul Ewing Arnstein & Lehr LLP. (Contained in the opinion filed as Exhibit 5.1 to this Registration Statement.)
24.1	Power of Attorney. (Included on signature page herein.)
99.1	Amended and Restated Seven Hills Realty Trust 2021 Equity Compensation Plan.

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on December 22, 2021.

SEVEN HILLS REALTY TRUST (Registrant)

By:	/s/ Thomas J. Lorenzini
Name:	Thomas J. Lorenzini
Title:	President

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas J. Lorenzini and G. Douglas Lanois, and each of them, his or her true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and conforming all that said attorneys in fact and agents, and each of them, or their respective substitutes, and each of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Thomas J. Lorenzini
Thomas J. Lorenzini	President	December 22, 2021
/s/ G. Douglas Lanois
G. Douglas Lanois	Chief Financial Officer and Treasurer	December 22, 2021
/s/ Barbara D. Gilmore
Barbara D. Gilmore	Independent Trustee	December 22, 2021
/s/ Matthew Jordan
Matthew Jordan	Managing Trustee	December 22, 2021
/s/ William A. Lamkin
William A. Lamkin	Independent Trustee	December 22, 2021
/s/ Joseph L. Morea
Joseph L. Morea	Independent Trustee	December 22, 2021
/s/ Adam Portnoy
Adam Portnoy	Managing Trustee	December 22, 2021
/s/ Jeffrey P. Somers
Jeffrey P. Somers	Independent Trustee	December 22, 2021

EXHIBIT INDEX

Seven Hills Realty Trust

Exhibit No.	Description
2.1	Plan of Conversion (incorporated herein by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed on December 22, 2021).
2.2	Articles of Conversion to a Real Estate Investment Trust of Seven Hills Realty Trust (incorporated herein by reference to Exhibit 2.2 of the Company’s Current Report on Form 8-K filed on December 22, 2021).
3.1	Declaration of Trust of Seven Hills Realty Trust (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on December 22, 2021).
3.2	Bylaws of Seven Hills Realty Trust (incorporated herein by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on December 22, 2021).
5.1	Opinion of Saul Ewing Arnstein & Lehr LLP.
23.1	Consent of RSM US LLP.
23.2	Consent of Saul Ewing Arnstein & Lehr LLP. (Contained in the opinion filed as Exhibit 5.1 to this Registration Statement.)
24.1	Power of Attorney. (Included on signature page herein.)
99.1	Amended and Restated Seven Hills Realty Trust 2021 Equity Compensation Plan.